EXHIBIT (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 106 to Registration Statement No. 2-27962 on Form N–1A of our report dated February 23, 2010 relating to the financial statements and financial highlights of Eaton Vance Real Estate Fund, a series of Eaton Vance Special Investment Trust, appearing in the Annual Report on Form N–CSR of Eaton Vance Special Investment Trust for the year ended December 31, 2009 and to the references to us under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts June 8, 2010